Exhibit 10.1

Execution Version

FIRST AMENDMENT

Dated as of May 27, 2020

to

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 25, 2019

among

THE TIMKEN COMPANY,

as a Borrower,

BANK OF AMERICA, N.A. and KEYBANK NATIONAL ASSOCIATION,

as Co-Administrative Agents

KEYBANK NATIONAL ASSOCIATION,

as Paying Agent, L/C Issuer and Swing Line Lender

and

THE OTHER LENDERS PARTY THERETO

BofA SECURITIES, INC.

and

KEYBANK CAPITAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is entered into as of May 27, 2020 (the “First Amendment Effective Date”) among THE TIMKEN COMPANY, an Ohio corporation (“Timken”), the Lenders party hereto, BANK OF AMERICA, N.A. and KEYBANK NATIONAL ASSOCIATION in their respective capacities as Co-Administrative Agents, and KEYBANK NATIONAL ASSOCIATION, in its capacity as Paying Agent (together with the Co-Administrative Agents, the “Agents”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement (as defined below).

RECITALS

WHEREAS, Timken, the Lenders and the Agents are parties to that certain Credit Agreement dated as of June 25, 2019 (as amended or modified from time to time, the “Credit Agreement”);

WHEREAS, Timken has requested that the Lenders agree to modify certain provisions of the Credit Agreement; and

WHEREAS, the Lenders are willing to amend certain terms of the Credit Agreement, subject to the terms and conditions set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Amendments to Credit Agreement.

(a) Section 1.01. The following definitions in Section 1.01 of the Credit Agreement are hereby amended to read as follows:

“Applicable	Rate” means,

(a) from time to time, subject to clause (b) below, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee	Eurocurrency Rate +, LIBOR Market Index Rate + and Letters of Credit	Base Rate +
1	A- /A3 or better	0.090%	0.785%	0.000%
2	BBB+/Baa1	0.110%	0.890%	0.000%
3	BBB/Baa2	0.125%	1.000%	0.000%
4	BBB-/Baa3	0.150%	1.100%	0.100%
5	BB+/Ba1 or worse	0.200%	1.425%	0.425%

(b) during the Covenant Relief Period, if the Consolidated Total Leverage Ratio as of the last day of the period of the four fiscal quarters most recently ended for which Timken was required to deliver financial statements pursuant to Section 7.01(a) or 7.01(b) is greater than or equal to 3.50 to 1.0, then the pricing grid set forth below shall be used in lieu of the pricing grid in clause (a) for purposes determining the Applicable Rate:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee	Eurocurrency Rate +, LIBOR Market Index Rate + and Letters of Credit	Base Rate +
1	A- /A3 or better	0.140%	0.985%	0.000%
2	BBB+/Baa1	0.160%	1.090%	0.090%
3	BBB/Baa2	0.175%	1.200%	0.200%
4	BBB-/Baa3	0.200%	1.300%	0.300%
5	BB+/Ba1 or worse	0.250%	1.625%	0.625%

For purposes hereof, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of Timken’s non-credit-enhanced, senior unsecured long-term debt; provided that (i) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (ii) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (iii) if Timken has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (iv) if Timken does not have any Debt Rating, Pricing Level 5 shall apply.

As of the First Amendment Effective Date, the Applicable Rate shall be determined based upon Pricing Level 4 in the pricing grid set forth in clause (a) above. Thereafter, each change in the Applicable Rate resulting from (i) a publicly announced change in the Debt Rating shall be effective, in the case of either an upgrade or a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change (and Timken shall promptly provide notice to the Paying Agent of any such publicly announced change in the Debt Rating) and (ii) a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 7.02(a), then, during the Covenant Relief Period and upon the request of the Required Lenders, the pricing grid in clause (b) above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means a rate of interest per annum equal to the greatest of (a) the Prime Rate, (b) one-half of one percent (0.50%) in excess of the Federal Funds Rate and (c) the Eurocurrency Rate plus 1.00%; and if Base Rate shall (i) during the Covenant Relief Period, be less than 1.375%, such rate shall be deemed 1.375% for purposes of this Agreement and (ii) at any other time, be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Leverage Increase Notice” means a certificate of a Responsible Officer of Timken (a) certifying that the applicable acquisition qualifies as a Qualified Acquisition and (b) notifying the Co-Administrative Agents that Timken has elected to increase the Consolidated Total Leverage Ratio test level as set forth in the provisos to Section 8.11(a)(ii).

“Pro Forma Basis” means, for purposes of calculating the Consolidated Net Leverage Ratio and the Consolidated Total Leverage Ratio (but, for the avoidance of doubt, not the Consolidated Interest Coverage Ratio), that any Qualified Disposition or any Qualified Acquisition shall be deemed to have occurred as of the first day of the most recent four consecutive fiscal quarter period preceding the date of such transaction for which Timken has delivered financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Qualified Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property Disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Qualified Acquisition income statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for Timken and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (ii) such items are supported by audited financial statements, if available, or such other information reasonably satisfactory to the Co-Administrative Agents.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(b) Section 1.01. The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Benchmark” means, initially, with respect to any given currency, the applicable benchmark rate for Eurocurrency Rate Loans or LIBOR Market Index Rate Loans denominated in such currency; provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to such benchmark rate, then “Benchmark” with respect to such currency shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 3.03(c).

“Benchmark Replacement” means, with respect to any then-current Benchmark, the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Paying Agent and Timken as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body with respect to such currency or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to such Benchmark for syndicated credit facilities denominated in the currency applicable to such Benchmark at such time and (b) the applicable Benchmark Replacement Adjustment for such Benchmark Replacement; provided, that, if any Benchmark Replacement as so determined would be less than (x) during the Covenant Relief Period, 0.375%, such Benchmark Replacement will be deemed to be 0.375% for the purposes of this Agreement and (y) at any other time, zero, such Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Paying Agent and Timken giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the currency applicable to such Benchmark at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Paying Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Paying Agent in a manner substantially consistent with market practice (or, if the Paying Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Paying Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Paying Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to any then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark with respect to any given currency:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark or a Relevant Governmental Body announcing that such Benchmark is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Paying Agent or the Required Lenders, as applicable, by notice to Timken, the Agents (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to such Benchmark and solely to the extent that such Benchmark has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder in accordance with Section 3.03(c) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder pursuant to Section 3.03(c).

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the difference of (i) Consolidated Funded Indebtedness as of such date minus (ii) Unrestricted Cash in excess of $25,000,000 as of such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ended on such date. The Consolidated Net Leverage Ratio shall be calculated on a Pro Forma Basis.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ended on such date. The Consolidated Leverage Ratio shall be calculated on a Pro Forma Basis.

“Covenant Relief Period” means the period beginning on the First Amendment Effective Date through and including the last day of the fiscal quarter ending June 30, 2021.

“Early Opt-in Election” means, with respect to any then-current Benchmark, the occurrence of:

(1) (i) a determination by the Paying Agent or (ii) a notification by the Required Lenders to the Agents (with a copy to Timken) that the Required Lenders have determined that syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 3.03(c), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace such Benchmark, and

(2) (i) the election by the Paying Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election with respect to such Benchmark has occurred and the provision, as applicable, by the Paying Agent of written notice of such election to Timken and the Lenders or by the Required Lenders of written notice of such election to the Agents.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“First Amendment” means that certain First Amendment, dated as of the First Amendment Effective Date, by and among Timken, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” means May 27, 2020.

“Relevant Governmental Body” means, with respect to any given Benchmark, (a) the central bank for the currency applicable to such Benchmark or any central bank or other supervisor that is responsible for supervising either (i) such Benchmark or (ii) the administrator of such Benchmark or (b) any working group or committee officially endorsed or convened by (i) the central bank for the currency applicable to such Benchmark, (ii) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark or (B) the administrator of such Benchmark, (iii) a group of those central banks or other supervisors or (iv) the Financial Stability Board or any part thereof.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted” means, when referring to cash or Cash Equivalents of Timken or any of its Subsidiaries, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of Timken or of any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder), (b) are subject to any Lien in favor of any Person (other than the Co-Administrative Agents for the benefit of the Lenders and the Administrative Agent for the benefit of the Lenders under the Credit Agreement, dated as of September 11, 2018, as amended, by Timken, KeyBank National Association, as Administrative Agent, and the lenders party thereto) or (c) are not otherwise generally available for use by Timken or such Subsidiary.

“Senior Notes” means the Note Purchase Agreement, dated as of September 7, 2017, among Timken and the purchasers party thereto, and the notes issued thereunder.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means, with respect to a given Benchmark Replacement, such Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount (without duplication) of cash and Cash Equivalents of Timken and its Subsidiaries that are not Restricted to the extent the same would be reflected on a consolidated balance sheet of Timken if the same were prepared as of such date.

(c) Section 1.01. The last sentence in the definition of “Consolidated EBITDA” is hereby amended to read as follows:

For purposes of calculating the Consolidated Net Leverage Ratio and Consolidated Total Leverage Ratio (but, for the avoidance of doubt, not the Consolidated Interest Coverage Ratio), Consolidated EBITDA shall be calculated on a Pro Forma Basis after giving effect to any Qualified Acquisitions and Qualified Dispositions for any applicable period.

(d) Section 1.01. The proviso following clause (d) in the definition of “Eurocurrency Rate” in Section 1.01 of the Credit Agreement is amended in its entirety to read as follows:

provided, (i) if the Eurocurrency Rate shall (A) during the Covenant Relief Period, be less than 0.375%, such rate shall be deemed 0.375% for purposes of this Agreement and (B) at any other time, be less than zero, such rate shall be deemed zero for purposes of this Agreement and (ii) that to the extent a comparable or successor rate is approved by the Co-Administrative Agents in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Co-Administrative Agents, such approved rate shall be applied in a manner as otherwise reasonably determined by the Co-Administrative Agents.

(e) Section 1.01. The proviso in the definition of “LIBOR Market Index Rate” in Section 1.01 of the Credit Agreement is amended in its entirety to read as follows:

provided, that, if the LIBOR Market Index Rate shall (a) during the Covenant Relief Period, be less than 0.375%, such rate shall be deemed 0.375% for purposes of this Agreement and (b) at any other time, be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

(f) Section 1.01. The definitions of “Consolidated Leverage Ratio”, “LIBOR Screen Rate”, “LIBOR Successor Rate”, and “LIBOR Successor Rate Conforming Changes” are hereby deleted from Section 1.01 of the Credit Agreement in their entirety.

(g) Section 2.10. The references to “Consolidated Leverage Ratio” in Section 2.10 are hereby amended to be references to “Consolidated Total Leverage Ratio”.

(h) Section 3.03. Section 3.03(c) of the Credit Agreement is amended in its entirety to read as follows:

(c) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, (x) upon the determination of the Paying Agent (which shall be conclusive absent manifest error) or upon the written notice provided by the Required Lenders to the Paying Agent that a Benchmark Transition Event has occurred or (y) upon the occurrence of an Early Opt-in Election, in each case, with respect to any applicable then-current Benchmark, as applicable, the Agents and Timken may amend this Agreement to replace such Benchmark with one or more a Benchmark Replacement, by a written document executed by Timken and the Agents, subject to the requirements of this Section 3.03(c). Notwithstanding the requirements of Section 11.01 or anything else to the contrary herein or in any other Loan Document, any such amendment with respect to a Benchmark Transition Event will become effective and binding upon the Agents, Timken and the Lenders at 5:00 p.m. on the fifth (5th) Business Day after the Agents have posted such proposed amendment to all Lenders and Timken so long as the Agents have not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders, and any such amendment with respect to an Early Opt-in Election will become effective and binding upon the Agents, Timken and the Lenders on the date that Lenders comprising the Required Lenders have delivered to the Agents written notice that such Required Lenders accept such amendment. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(c) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Paying Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. The Paying Agent will promptly notify the Co-Administrative Agents, Timken and the Lenders in writing of (w) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (x) the implementation of any Benchmark Replacement, (y) the effectiveness of any Benchmark Replacement Conforming Changes and (z) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Paying Agent or Lenders pursuant to this Section 3.03(c), including, without limitation, any determination with respect to a tenor, comparable replacement rate or adjustment, or implementation of any Benchmark

Replacement Rate Conforming Changes, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c) and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually be each party hereto.

(iv) Benchmark Unavailability Period. Upon Timken’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, any Borrower may revoke any request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or LIBOR Market Index Rate Loans to be made, converted or continued during such Benchmark Unavailability Period and, failing that, (x) in the case of a request for a Borrowing of, conversion to or continuation of Loans denominated in Dollars, such Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) in the case of a request for a Borrowing of, conversion to or continuation of Loans denominated in any Committed Currency, such request shall be ineffective. During any Benchmark Unavailability Period with respect to any Benchmark, the components of Base Rate or any other Benchmark that are based upon the Benchmark that is the subject of such Benchmark Unavailability Period will not be used in any determination of Base Rate or such other Benchmark.

(i) Section 6.17.  Section 6.17 of the Credit Agreement is hereby amended by replacing all instances of the text “EEA Financial Institution” with the text “Affected Financial Institution”.

(j) Section 8.03(a). Section 8.03(a) of the Credit Agreement is amended in its entirety to read as follows:

(a) Priority Debt at any one time outstanding not to exceed (i) during the Covenant Relief Period, ten percent (10%) of total assets of Timken and its Subsidiaries on a consolidated basis and (ii) at all other times, seventeen percent (17%) of total assets of Timken and its Subsidiaries on a consolidated basis;

(k) Section 8.06. Section 8.06 of the Credit Agreement is hereby amended to read as follows:

8.06 Amendments to the Senior Notes.

During the Covenant Relief Period, amend, modify or change in any manner any term or condition of any documents evidencing or governing any Senior Notes or give any consent, waiver or approval thereunder if such amendment, modification, consent, waiver or approval would (a) in the case of an amendment, modification, consent, waiver or other approval requested by Timken with respect to the financial covenants or the holders of the Senior Notes for purposes of incorporating any changes made to this Agreement pursuant to the First Amendment, add or change any terms therein in a manner that would make such terms more restrictive than those in effect on the First Amendment Effective Date, (b) require the Senior Notes to be (i) secured by collateral or

(ii) guaranteed by Persons that are not already Guarantors or (c) amend the financial covenants therein (or the defined terms related thereto) or waive compliance with the financial covenants therein; provided, that, any such amendment, modification, consent, waiver or approval shall be permitted if (i) any such terms that are more restrictive than those in effect on the First Amendment Effective Date are incorporated into this Agreement pursuant to an amendment to this Agreement and, if applicable, the other Loan Documents, executed by Timken and the Co-Administrative Agents, or (ii) such amendment, modification, consent, waiver or approval provides for collateral or guarantees, the Loan Parties provide the same collateral and/or guarantees to secure the Obligations, subject to an intercreditor agreement reasonably satisfactory to the Co-Administrative Agents, if applicable. Notwithstanding the foregoing, this Section 8.06 shall not apply to reasonable increases in the interest and fees payable under the Senior Notes and other immaterial changes to the terms of the Senior Notes (it being understood that any change to the covenants shall be considered material), in each case, as determined by Timken and the Co-Administrative Agents.

(l) Section 8.11(a). Section 8.11(a) of the Credit Agreement is amended in its entirety to read as follows:

(a) Consolidated Leverage Ratio.

(i) during the Covenant Relief Period, permit the Consolidated Net Leverage Ratio at any time to be greater than 3.50 to 1.0 (and for the avoidance of doubt, no Leverage Increase Period shall occur during the Covenant Relief Period); and

(ii) at any other time, permit the Consolidated Total Leverage Ratio at any time to be greater than 3.50 to 1.0; provided that, following the consummation of a Qualified Acquisition and receipt by the Co-Administrative Agents of a Leverage Increase Notice, the Consolidated Total Leverage Ratio shall not be greater than 4.50 to 1.0 during such Leverage Increase Period; provided, further, that, after the occurrence of any Leverage Increase Period, the Consolidated Total Leverage Ratio shall be no greater than 3.50 to 1.0 as of the end of at least one fiscal quarter before a subsequent Leverage Increase Period may be permitted to commence; provided, further, that if the proposed Qualified Acquisition would result in a pro forma non-investment grade rating from S&P and/or Moody’s (giving effect to the rules of construction set forth in the proviso of the definition of “Debt Rating”), then the maximum Consolidated Total Leverage Ratio permitted during the Leverage Increase Period shall be limited to 4.00 to 1.0.

(m) Section 9.01(e). Section 9.01(e) of the Credit Agreement is hereby amended to read as follows:

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due and payable after giving effect to any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which Timken or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in the documents evidencing or governing any Senior Notes after giving effect to any applicable grace periods; or

(n) Section 11.25. Section 11.25 of the Credit Agreement is hereby amended by (i) replacing all instances of the text “EEA Financial Institution” with the text “Affected Financial Institution”; (ii) replacing all instances of the text “an EEA Resolution Authority” and “any EEA Resolution Authority” with the text “the applicable Resolution Authority”; and (iii) replacing the text “Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding” in the first sentence with the text “Notwithstanding”.

(o) Exhibit D to the Credit Agreement is hereby deleted and replaced with Exhibit D attached hereto.

2. Effectiveness; Condition Precedent. This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a) Receipt by the Agents of counterparts of this Agreement duly executed by Timken, and the Required Lenders;

(b) Receipt by the Agents of such certificates of resolutions or other action or incumbency certificates as the Agents may require evidencing the identity, authority and capacity of each Responsible Officer of Timken authorized to act as a Responsible Officer in connection with this Agreement, the Credit Agreement and the other Loan Documents to which Timken is a party;

(c) The Agents shall have received from Timken all fees required to be paid on or before the First Amendment Effective Date; and

(d) Timken shall have paid all reasonable out-of-pocket costs and expenses due and payable to the Agents on the date hereof, including without limitation, the reasonable, documented fees and out-of-pocket costs and expenses of Moore & Van Allen PLLC as counsel to the Agents.

3. Ratification of Credit Agreement. The term “Credit Agreement” as used in each of the Loan Documents shall hereafter mean the Credit Agreement as amended and modified by this Agreement. Except as herein specifically agreed, the Credit Agreement, as amended by this Agreement, is hereby ratified and confirmed and shall remain in full force and effect according to its terms. Timken acknowledges and consents to the modifications set forth herein and agree that this Agreement does not impair, reduce or limit any of their obligations under the Loan Documents (including, without limitation, the indemnity obligations set forth therein) and that, after the date hereof, this Agreement shall constitute a Loan Document. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender, the Co-Administrative Agents or the Paying Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. This Agreement shall not constitute a novation of any Indebtedness or other obligations owing to the Lenders or the Agents under the Credit Agreement.

4. Authority/Enforceability. Timken represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly executed and delivered by Timken and constitutes Timken’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar or laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity.

(c) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (other than filings under the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder) by Timken of this Agreement, except for those that have already been obtained.

(d) The execution, delivery and performance by it of this Agreement does not (i) contravene the terms of any of its Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (x) any material Contractual Obligation to which it is a party or affecting it or the properties of it or any of its Subsidiaries or (y) except as would not be reasonably likely to have a Material Adverse Effect, any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (c) except as would not be reasonably likely to have a Material Adverse Effect, violate any Law.

5. Representations. Timken represents and warrants to the Agents and the Lenders that (a) the representations and warranties of Timken set forth in Article VI of the Credit Agreement and any other Loan Document are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as qualified thereby) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to a certain date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 6, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01 of the Credit Agreement and (b) no Default exists.

6. Counterparts/Telecopy. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

7. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered and this Agreement shall be effective as of the date first above written.

BORROWER:	THE TIMKEN COMPANY, an Ohio corporation

	By:	/s/ Philip D. Fracassa
	Name:	Philip D. Fracassa
	Title:	Executive Vice President, Chief Financial Officer

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

CO-ADMINISTRATIVE AGENTS:
BANK OF AMERICA, N.A., as Co-Administrative Agent

	By:	/s/ Michael Contreras
	Name:	Michael Contreras
	Title:	Director

KEYBANK NATIONAL ASSOCIATION, as Co-Administrative Agent and Paying Agent

By:	/s/ Brian P. Fox
Name:	Brian P. Fox
Title:	Senior Vice President

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A., as a Lender

	By:	/s/ Michael Contreras
	Name:	Michael Contreras
	Title:	Director

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION, as L/C Issuer, Swing Line Lender and a Lender

By:	/s/ Brian P. Fox
Name:	Brian P. Fox
Title:	Senior Vice President

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Eric B. Bergeson
Name:	Eric B. Bergeson
Title:	Authorized Officer

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

MUFG BANK, LTD.,
as a Lender

By:	/s/ Victor Pierzchalski
Name:	Victor Pierzchalski
Title:	Authorized Signatory

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Scott A. Nolan
Name:	Scott A. Nolan
Title:	Senior Vice President

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

HSBC BANK CANADA
as a Lender

By:	/s/ Hai Hong Pham
Name:	Hai Hong Pham
Title:	Country Head of International Subsidiary Banking

HSBC BANK CANADA
as a Lender

By:	/s/ Georgina Velasco
Name:	Georgina Velasco
Title:	International Subsidiary Banking

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Shaun R. Kleinman
Name:	Shaun R. Kleinman
Title:	Senior Vice President

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Rodney J. Winters
Name:	Rodney J. Winters
Title:	Vice President

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Matt J Perrizo
Name:	Matt J Perrizo
Title:	Wells Fargo

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ John Di Legge
Name:	John Di Legge
Title:	Senior Vice President

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ Kimberly Metzger
Name:	Kimberly Metzger
Title:	Director

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

STANDARD CHARTERED BANK, as a Lender

By:	/s/ James Beck
Name:	James Beck
Title:	Associate Director

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sean Duggan
Name:	Sean Duggan
Title:	Vice President

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ James Minieri
Name: James Minieri
Title: Authorized Signatory

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Jack Kuhns
Name: Jack Kuhns
Title: Authorized Signatory

THE TIMKEN COMPANY

FIRST AMENDMENT TO CREDIT AGREEMENT

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

[see attached]

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

☐ Check for distribution to public and private side Lenders

Financial Statement Date:

To: Each Agent and each Lender as defined in the Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of June 25, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among The Timken Company, an Ohio corporation (“Timken”), any Subsidiary of Timken that becomes party thereto pursuant to Section 2.17 of the Agreement (each such Subsidiary, a “Designated Borrower” and, together with Timken, the “Borrowers” and each a “Borrower”), Bank of America, N.A. and KeyBank National Association, as Co-Administrative Agents, KeyBank National Association, as Paying Agent, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and KeyBank National Association, as L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies, in his/her capacity as a Responsible Officer and not in his/her individual capacity, as of the date hereof that he/she is the                                          of Timken, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Agents and the Lenders on the behalf of Timken, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of Timken ended as of the above date, together with the report and opinion of an independent certified public accountant required by such Section. In lieu of attaching such year-end audited financial statements, to the extent such documents are filed with the SEC, the documents shall be deemed to have been delivered on the date on which Timken posts such documents on its website or on the SEC’s EDGAR system. Notwithstanding the foregoing, Timken shall deliver electronic copies of such documents to any Lender that requests Timken to deliver such electronic copies.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of Timken ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of Timken and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. In lieu of attaching such unaudited financial statements, to the extent such documents are filed with the SEC, the documents shall be deemed to have been delivered on the date on which Timken posts such documents on its website or on the SEC’s EDGAR system. Notwithstanding the foregoing, Timken shall deliver electronic copies of such documents to any Lender that requests Timken to deliver such electronic copies.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Timken during the accounting period covered by the attached financial statements.

3. A review of the activities of Timken during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Timken performed and observed all its Obligations under the Loan Documents, and

[select one.]

[to the best knowledge of the undersigned during such fiscal period, Timken performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                 ,             .

THE TIMKEN COMPANY, an Ohio corporation

By:
Name:
Title:

SCHEDULE 1

to the Compliance Certificate

Please see attached.

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

For the Quarter/Year ended _____________________ (“Statement Date”)

I. Section 8.11(a) — Consolidated Total Leverage Ratio.[1]

A. Consolidated EBITDA for such period.

1. Consolidated Net Income:		$______

2. Consolidated Interest Charges (from Line II.B.1):		$______

3. federal, state, local and foreign income taxes (provision for income taxes):		$______

4. depreciation and amortization expense:		$______

5. other non-recurring charges and expenses reducing Consolidated Net Income which do not represent a cash item in such period or any future period:		$______

6. any losses realized upon Disposition of assets outside the ordinary course of business:		$______

7. the aggregate amount of non-cash impairment, restructuring, reorganization, implementation, manufacturing rationalization and other special charges:		$______

8. non-cash stock-based compensation expense:		$______

9. all non-recurring material non-cash items increasing Consolidated Net Income:		$______

10. any gains realized upon the Disposition of assets outside the ordinary course of business:		$______

11. payments (net of expenses) received with respect to the United States – Continued Dumping and Subsidy Offset Act of 2000:	$	______

12. Consolidated EBITDA (Lines I.A.1 + I.A.2 + I.A.3 + I.A.4 + I.A.5 + I.A.6 + I.A.7 + I.A.8—I.A.9—I.A.10—I.A.11):	$	______

[1]	To be calculated each time a Compliance Certificate is delivered; however, compliance with Section 8.11(a)(ii) will not be required during the Covenant Relief Period.

B. Consolidated Funded Indebtedness.

1.  the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under the Agreement) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (which amount, for the avoidance of doubt, includes only the drawn portion of any line of credit or revolving credit facility):

$______

2. all purchase money Indebtedness:	$______

3.  all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (which amount, for the avoidance of doubt, includes only the drawn portion of any line of credit or revolving credit facility):

$______

4.  all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) earn-outs, hold-backs and other deferred payment of consideration in connection with Permitted Acquisitions to the extent not required to be reflected as liabilities on the balance sheet of Timken and its Subsidiaries in accordance with GAAP):

$______

5. Attributable Indebtedness:	$______

6. all Off-Balance Sheet Liabilities:	$______

7.  without duplication, all Guarantees with respect to outstanding Indebtedness (other than Indebtedness that is contingent in nature) of the types specified in Lines I.B.1 through I.B.6 of Persons other than Timken or any Subsidiary:

$______

8.  all Indebtedness of the types referred to in Lines I.B.1 through I.B.7 of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Timken or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Timken or such Subsidiary:

$______

9. Consolidated Funded Indebtedness: Lines I.B.1 + I.B.2 + I.B.3 + I.B.4 + I.B.5 + I.B.6 + I.B.7 + I.B.8:	$______

C. Consolidated Total Leverage Ratio (Line I.B.9 ÷ Line I.A.12):	____ to 1.0

Maximum permitted: 3.50 to 1.0; provided that, following the consummation of a Qualified Acquisition and receipt by the Co-Administrative Agents of a Leverage Increase Notice, the Consolidated Total Leverage Ratio shall not be greater than 4.50 to 1.0 during such Leverage Increase Period; provided further that, after the occurrence of any Leverage Increase Period, the Consolidated Total Leverage Ratio shall be no greater than 3.50 to 1.0 as of the end of at least one fiscal quarter before a subsequent Leverage Increase Period may be permitted to commence; provided, further, that if the proposed Qualified Acquisition would result in a pro forma non-investment grade rating from S&P and/or Moody’s (giving effect to the rules of construction set forth in the proviso of the definition of “Debt Rating”), then the maximum Consolidated Total Leverage Ratio permitted during the Leverage Increase Period shall be limited to 4.00 to 1.0.

II. Section 8.11(a) — Consolidated Net Leverage Ratio.[2]

A. Consolidated EBITDA for such period (from Line I.A.12):	$______

B. Consolidated Funded Indebtedness (from Line I.B.9):	$______

C. Unrestricted Cash in Excess of $25,000,000

1. all Unrestricted Cash:	$______

2. $25,000,000

3. Unrestricted Cash in Excess of $25,000,000 (Line II.C.1. – Line II.C.2.)	$______

D. Consolidated Net Leverage Ratio ((Line II.B – Line II.C) ÷ Line II.A.):	____ to 1.0

Maximum permitted: 3.50 to 1.0.

III. Section 8.11(b) — Consolidated Interest Coverage Ratio.

A. Consolidated EBITDA for such period (from Line I.A.12):	$______

B. Consolidated Interest Charges all interest, premium payments, debt discount, fees, charges and related expenses of Timken and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, net of interest income in accordance with GAAP:

$______

C. Consolidated Interest Coverage Ratio (Line III.A. ÷ Line III.B.):	____ to 1.0

Minimum required: 3.00 to 1.0

[2]	To be calculated in any Compliance Certificate delivered for a fiscal quarter or fiscal year ending during the Covenant Relief Period.